Exhibit 99.1

Paramount Announces Fourth Quarter 2018 Results

– Leases 1,014,101 square feet in 2018 –

– Completes $105 million of share repurchases in 2018 –

– Initiates Guidance for Full Year 2019 –

NEW YORK – February 13, 2019 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2018 today and reported results for the fourth quarter ended December 31, 2018.

Fourth Quarter Highlights:

•

Reported net income attributable to common stockholders of $5.3 million, or $0.02 per diluted share, for the quarter ended December 31, 2018, compared to a net loss of $6.8 million, or $0.03 per diluted share, for the quarter ended December 31, 2017.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $59.3 million, or $0.25 per diluted share, for the quarter ended December 31, 2018, compared to $51.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2017.

•	Reported a 13.4% increase in Same Store Cash Net Operating Income (“NOI”) and a 12.8% increase in Same Store NOI in the quarter ended December 31, 2018, compared to the same period in the prior year.

•

Leased 213,269 square feet, of which the Company’s share was 143,622 square feet that was leased at a weighted average initial rent of $93.40 per square foot. Of the square footage leased, 118,752 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 2.9% on a cash basis and 11.0% on a GAAP basis.

•	Reported leased occupancy and same store leased occupancy of 96.4% at December 31, 2018, in-line with the leased occupancy and same store leased occupancy reported at September 30, 2018.

•

Repurchased an aggregate of 7.56 million shares, or $105.4 million of its common stock in 2018, at a weighted average price of $13.95 per share, of which 7.3 million shares were repurchased in the fourth quarter.

•	Declared a fourth quarter cash dividend of $0.10 per common share on December 14, 2018, which was paid on January 15, 2019.

Transactions Subsequent to Fourth Quarter:

•

Completed the acquisition of 111 Sutter Street, a 293,000 square foot office building located in San Francisco’s North Financial District. Simultaneously with closing, the Company brought in a joint venture partner to acquire 51% of the equity interest. The Company will retain the remaining 49% equity interest and manage and lease the asset. The purchase price was $227 million, or approximately $775 per square foot. In connection with the acquisition, the joint venture completed a $138.2 million financing of the property. The four-year loan is interest only at LIBOR plus 215 basis points and has three one-year extension options.

Financial Results

Quarter Ended December 31, 2018

Net income attributable to common stockholders was $5.3 million, or $0.02 per diluted share, for the quarter ended December 31, 2018, compared to a net loss of $6.8 million, or $0.03 per diluted share, for the quarter ended December 31, 2017.

Funds from Operations (“FFO”) attributable to common stockholders was $56.3 million, or $0.24 per diluted share, for the quarter ended December 31, 2018, compared to $48.1 million, or $0.20 per diluted share, for the quarter ended December 31, 2017. FFO attributable to common stockholders for the quarters ended December 31, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the quarters ended December 31, 2018 and 2017 by $3.0 million and $3.5 million, or $0.01 and $0.02 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $59.3 million, or $0.25 per diluted share, for the quarter ended December 31, 2018, compared to $51.6 million, or $0.22 per diluted share, for the quarter ended December 31, 2017.

Year Ended December 31, 2018

Net income attributable to common stockholders was $9.1 million, or $0.04 per diluted share, for the year ended December 31, 2018, compared to $86.4 million, or $0.37 per diluted share, for the year ended December 31, 2017. Net income attributable to common stockholders for the year ended December 31, 2018 includes $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes and $41.6 million, or $0.17 per diluted share, of real estate impairment loss. Net income attributable to common stockholders for the year ended December 31, 2017 includes $98.1 million, or $0.42 per diluted share, of gain on sale of real estate.

FFO attributable to common stockholders was $224.5 million, or $0.94 per diluted share, for the year ended December 31, 2018, compared to $205.6 million, or $0.87 per diluted share, for the year ended December 31, 2017. FFO attributable to common stockholders for the years ended December 31, 2018 and 2017 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the years ended December 31, 2018 and 2017 by $5.4 million and $4.5 million, respectively, or $0.02 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $229.9 million, or $0.96 per diluted share, for the year ended December 31, 2018, compared to $210.1 million, or $0.89 per diluted share, for the year ended December 31, 2017.

Portfolio Operations

Quarter Ended December 31, 2018

Same Store Cash NOI increased by $10.5 million, or 13.4%, to $89.3 million for the quarter ended December 31, 2018 from $78.8 million for the quarter ended December 31, 2017. Same Store NOI increased by $11.6 million, or 12.8%, to $102.8 million for the quarter ended December 31, 2018 from $91.2 million for the quarter ended December 31, 2017.

During the quarter ended December 31, 2018, the Company leased 213,269 square feet, of which the Company’s share was 143,622 square feet that was leased at a weighted average initial rent of $93.40 per square foot. This leasing activity, offset by lease expirations in the quarter, caused leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) to remain at 96.4% leased at December 31, 2018, in-line with the leased occupancy and same store leased occupancy at September 30, 2018. Of the 213,269 square feet leased in the fourth quarter, 118,752 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 2.9% on a cash basis and 11.0% on a GAAP basis. The weighted average lease term for leases signed during the fourth quarter was 3.3 years and weighted average tenant improvements and leasing commissions on these leases were $10.15 per square foot per annum, or 10.9% of initial rent.

Year Ended December 31, 2018

Same Store Cash NOI increased by $32.3 million, or 10.3%, to $347.7 million for the year ended December 31, 2018 from $315.4 million for the year ended December 31, 2017. Same Store NOI increased by $34.0 million, or 9.1%, to $408.7 million for the year ended December 31, 2018 from $374.7 million for the year ended December 31, 2017.

During the year ended December 31, 2018, the Company leased 1,014,101 square feet, of which the Company’s share was 766,509 square feet that was leased at a weighted average initial rent of $84.44 per square foot. This leasing activity, partially offset by lease expirations in the year, increased leased occupancy by 290 basis points to 96.4% at December 31, 2018 from 93.5% at December 31, 2017. Same store leased occupancy (properties owned by the Company in both reporting periods) increased by 310 basis points to 96.4% at December 31, 2018 from 93.3% at December 31, 2017. Of the 1,014,101 square feet leased in the year, 469,463 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 13.3% on a cash basis and 13.2% on a GAAP basis. The weighted average lease term for leases signed during the year was 9.1 years and weighted average tenant improvements and leasing commissions on these leases were $9.77 per square foot per annum, or 11.6% of initial rent.

Guidance

The Company is providing Estimated Core FFO Guidance for the full year of 2019, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders to be between $0.00 and $0.04 per diluted share. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

The Company estimates 2019 Core FFO to be between $0.88 and $0.92 per diluted share. The Estimated Core FFO of $0.90 per diluted share, at the midpoint of the Company’s Guidance for 2019, when compared to Core FFO of $0.96 per diluted share for 2018, assumes, among other items, increases and decreases in the Company’s share of the following components: (i) an increase in Same Store Cash NOI of 5.0% to 7.0%, resulting in an incremental $0.08 per diluted share, offset by (ii) a decrease in non-cash straight-line rent and amortization of above and below-market lease revenue, net of $0.07 per diluted share, (iii) a $0.03 per diluted share net decrease in Cash NOI from acquisition and disposition activity, comprised of a $0.04 per diluted share reduction from the disposition of 1899 Pennsylvania Avenue and 425 Eye Street in 2018, partially offset by $0.01 from the acquisition of a 49% joint venture interest in 111 Sutter Street in February 2019, (iv) a decrease in lease termination income of $0.01 per diluted share, (v) an increase in interest and debt expense of $0.03 per diluted share, including $0.01 per diluted share resulting from new debt in connection with the acquisition of 111 Sutter Street, and (vi) an increase in general and administrative expenses of $0.02 per diluted share resulting solely from the inability to capitalize internal leasing costs due to a change in the accounting rules for such costs. In addition, the Company expects to realize a $0.02 per diluted share benefit due to a lower number of shares and units outstanding, resulting from the 7.5 million shares that were repurchased in 2018.

For the Year Ending December 31, 2019:	Low	High
Estimated net income attributable to common stockholders per diluted share	$0.00	$0.04
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.88	0.88

Estimated Core FFO per diluted share	$0.88	$0.92

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 7. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of property-related revenue (which includes rental income, tenant reimbursement income, lease termination income and certain other income) less operating expenses (which includes building expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, net, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, bad debt expense and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-lining of rental revenue and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2018, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, February 14, 2019 at 10:00 a.m. Eastern Time (ET), during which management will discuss the fourth quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 14, 2019 through February 21, 2019 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13686702.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Robert Simone Director, Business Development & Investor Relations 212-237-3138 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2018	December 31, 2017
ASSETS:
Real estate, at cost
Land	$2,065,206	$2,209,506
Buildings and improvements	6,036,445	6,119,969

	8,101,651	8,329,475
Accumulated depreciation and amortization	(644,639)	(487,945)

Real estate, net	7,457,012	7,841,530
Cash and cash equivalents	339,653	219,381
Restricted cash	25,756	31,044
Investments in unconsolidated joint ventures	78,863	44,762
Investments in unconsolidated real estate funds	10,352	7,253
Preferred equity investments, net	36,042	35,817
Marketable securities	22,660	29,039
Accounts and other receivables, net	20,076	17,082
Deferred rent receivable	267,456	220,826
Deferred charges, net	117,858	98,645
Intangible assets, net	270,445	352,206
Other assets	109,805	20,076

Total assets	$8,755,978	$8,917,661

LIABILITIES:
Notes and mortgages payable, net	$3,566,917	$3,541,300
Revolving credit facility	—	—
Due to affiliates	—	27,299
Accounts payable and accrued expenses	124,334	117,630
Dividends and distributions payable	25,902	25,211
Intangible liabilities, net	95,991	130,028
Other liabilities	51,170	54,109

Total liabilities	3,864,314	3,895,577

EQUITY:
Paramount Group, Inc. equity	4,000,800	4,176,741
Noncontrolling interests in:
Consolidated joint ventures	394,995	404,997
Consolidated real estate fund	66,887	14,549
Operating Partnership	428,982	425,797

Total equity	4,891,664	5,022,084

Total liabilities and equity	$8,755,978	$8,917,661

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
REVENUES:
Property rentals	$149,654	$142,639	$592,240	$554,907
Straight-line rent adjustments	13,390	10,924	59,061	54,453
Amortization of above and below-market leases, net	3,448	5,359	16,059	19,523

Rental income	166,492	158,922	667,360	628,883
Tenant reimbursement income	13,961	13,657	56,950	52,418
Fee and other income	10,222	7,678	34,651	37,666

Total revenues	190,675	180,257	758,961	718,967

EXPENSES:
Operating	67,643	68,440	274,078	266,136
Depreciation and amortization	63,684	67,894	258,225	266,037
General and administrative	13,285	16,953	57,563	61,577
Transaction related costs	608	976	1,471	2,027
Real estate impairment loss	—	—	46,000	—

Total expenses	145,220	154,263	637,337	595,777

Operating income	45,455	25,994	121,624	123,190

Income from unconsolidated joint ventures	537	1,042	3,468	20,185
Loss from unconsolidated real estate funds	(1)	(90)	(269)	(6,143)
Interest and other income (loss), net	1,229	2,951	8,117	(9,031)
Interest and debt expense	(37,657)	(36,194)	(147,653)	(143,762)
Loss on early extinguishment of debt	—	—	—	(7,877)
Gain on sale of real estate	—	—	36,845	133,989
Unrealized gain on interest rate swaps	—	—	—	1,802

Net income (loss) before income taxes	9,563	(6,297)	22,132	112,353
Income tax expense	(968)	(935)	(3,139)	(5,177)

Net income (loss)	8,595	(7,232)	18,993	107,176
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(2,662)	(664)	(8,182)	10,365
Consolidated real estate fund	(52)	398	(720)	(19,797)
Operating Partnership	(563)	705	(944)	(11,363)

Net income (loss) attributable to common stockholders	$5,318	$(6,793)	$9,147	$86,381

Per share:
Basic	$0.02	$(0.03)	$0.04	$0.37

Diluted	$0.02	$(0.03)	$0.04	$0.37

Weighted average common shares outstanding:
Basic	237,036,494	239,997,181	239,526,694	236,372,801

Diluted	237,077,240	239,997,181	239,555,636	236,401,548

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to FFO and Core FFO:
Net income (loss)	$8,595	$(7,232)	$18,993	$107,176
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	65,832	69,915	266,236	273,938
Real estate impairment loss	—	—	46,000	—
Gain on sale of depreciable real estate	—	—	(36,845)	(110,583)

FFO	74,427	62,683	294,384	270,531
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,143)	(9,965)	(45,622)	(19,748)
Consolidated real estate fund	(52)	398	(720)	(20,132)

FFO attributable to Paramount Group Operating Partnership	62,232	53,116	248,042	230,651
Less FFO attributable to noncontrolling interests in Operating Partnership	(5,961)	(4,995)	(23,577)	(25,093)

FFO attributable to common stockholders	$56,271	$48,121	$224,465	$205,558

Per diluted share	$0.24	$0.20	$0.94	$0.87

FFO	$74,427	$62,683	$294,384	$270,531
Non-core items:
Our share of earnings from 712 Fifth Avenue in excess of distributions received and (distributions in excess of basis)	2,646	176	2,727	(14,205)
Transaction related costs	608	976	1,471	2,027
Realized and unrealized loss from unconsolidated real estate funds	85	99	560	6,380
“Sting” taxes in connection with the sale of real estate	—	—	1,248	—
Severance costs	—	2,626	—	2,626
After-tax net gain on sale of residential condominium land parcel	—	—	—	(21,568)
Valuation allowance on preferred equity investment	—	—	—	19,588
Loss on early extinguishment of debt	—	—	—	7,877
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	—	—	—	(2,750)

Core FFO	77,766	66,560	300,390	270,506
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,143)	(9,965)	(45,622)	(35,022)
Consolidated real estate fund	(52)	398	(720)	156

Core FFO attributable to Paramount Group Operating Partnership	65,571	56,993	254,048	235,640
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(6,281)	(5,360)	(24,148)	(25,568)

Core FFO attributable to common stockholders	$59,290	$51,633	$229,900	$210,072

Per diluted share	$0.25	$0.22	$0.96	$0.89

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	237,036,494	239,997,181	239,526,694	236,372,801
Effect of dilutive securities	40,746	37,360	28,942	28,747

Denominator for FFO and Core FFO per diluted share	237,077,240	240,034,541	239,555,636	236,401,548

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI:
Net income (loss)	$8,595	$(7,232)	$18,993	$107,176
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	63,684	67,894	258,225	266,037
General and administrative	13,285	16,953	57,563	61,577
Interest and debt expense	37,657	36,194	147,653	143,762
Loss on early extinguishment of debt	—	—	—	7,877
Transaction related costs	608	976	1,471	2,027
Income tax expense	968	935	3,139	5,177
NOI from unconsolidated joint ventures	6,973	4,869	20,730	19,643
Income from unconsolidated joint ventures	(537)	(1,042)	(3,468)	(20,185)
Loss from unconsolidated real estate funds	1	90	269	6,143
Fee income	(5,676)	(4,374)	(18,629)	(24,212)
Interest and other (income) loss, net	(1,229)	(2,951)	(8,117)	9,031
Real estate impairment loss	—	—	46,000	—
Gain on sale of real estate	—	—	(36,845)	(133,989)
Unrealized gain on interest rate swaps	—	—	—	(1,802)

NOI	124,329	112,312	486,984	448,262
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(18,026)	(15,928)	(69,017)	(55,464)
Consolidated real estate fund	(9)	353	11	(154)

PGRE’s share of NOI	106,294	96,737	417,978	392,644
Acquisitions	—	—	(5,254)	—
Dispositions	—	(4,640)	—	(14,480)
Lease termination income (including our share of unconsolidated joint ventures)	(3,553)	(388)	(4,303)	(2,381)
Other, net	90	(509)	320	(1,053)

PGRE’s share of Same Store NOI	$102,831	$91,200	$408,741	$374,730

NOI	$124,329	$112,312	$486,984	$448,262
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(13,320)	(10,765)	(59,122)	(54,886)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(3,286)	(5,196)	(15,408)	(18,912)

Cash NOI	107,723	96,351	412,454	374,464
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(14,953)	(13,085)	(56,552)	(42,325)
Consolidated real estate fund	(9)	353	11	(154)

PGRE’s share of Cash NOI	92,761	83,619	355,913	331,985
Acquisitions	—	—	(4,188)	—
Dispositions	—	(4,469)	—	(14,160)
Lease termination income (including our share of unconsolidated joint ventures)	(3,553)	(388)	(4,303)	(2,381)
Other, net	90	5	320	(50)

PGRE’s share of Same Store Cash NOI	$89,298	$78,767	$347,742	$315,394